                                                                    Exhibit 12.2


           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             JDN REALTY CORPORATION
                             (Amounts in Thousands)



                                                                                          Years Ended December 31,
                                                                         ----------------------------------------------------------
                                                                           2001         2000         1999        1998        1997
                                                                         --------     --------     --------    --------    --------

FIXED CHARGES:
      Interest Expense (including amortization of
          deferred debt cost)                                            $ 30,523     $ 39,429     $ 29,188    $ 18,026    $  9,525
      Interest Capitalized                                                 13,606        9,444        7,565       6,401       4,650
      Preferred Dividends                                                   4,688        4,688        4,688       1,341          --
                                                                         --------     --------     --------    --------    --------

                Total Fixed Charges                                      $ 48,817     $ 53,561     $ 41,441    $ 25,768    $ 14,175
                                                                         ========     ========     ========    ========    ========

EARNINGS:


      Net income (loss) before net gain (loss) on real estate sales, discontinued operations, extraordinary items and cumulative
          effect of change in accounting principle                       $(36,604)    $   (288)     $27,349    $ 37,943    $ 24,839
      Fixed Charges                                                        48,817       53,561       41,441      25,768      14,175
      Capitalized Interest                                                (13,606)      (9,444)      (7,565)     (6,401)     (4,650)
                                                                         --------     --------     --------    --------    --------

                Total Earnings                                           $ (1,393)    $ 43,829     $ 61,225    $ 57,310    $ 34,364
                                                                         ========     ========     ========    ========    ========

Ratio of Earnings to Fixed Charges                                       $  (0.03)(1) $   0.82(2)  $   1.48    $   2.22    $   2.42
                                                                         ========     ========     ========    ========    ========




(1) Due to settlement expense of $45,788, interest on settlement expense, and discontinued operations of $4,357 in 2001, earnings fell short of a one-to-one coverage of fixed charges by $50,210.
(2) Due to impairment losses of $18,882 in 2000, earnings fell short of a one-to-one coverage of fixed charges by $9,732.





                                                                      Nine months ended September 30,
                                                                      -------------------------------
                                                                          2002          2001
                                                                        --------      --------

FIXED CHARGES:
      Interest Expense (including amortization of
           deferred debt cost)                                           $ 24,276     $ 23,562
      Interest Capitalized                                                  9,925       10,073
      Preferred Dividends                                                   3,516        3,516
                                                                         --------     --------

                Total Fixed Charges                                      $ 37,717     $ 37,151
                                                                         ========     ========

EARNINGS:


      Net income (loss) from continuing operations
           before net gain (loss) on real estate sales                   $ 10,061     $(37,224)
      Fixed Charges                                                        37,717       37,151
      Capitalized Interest                                                 (9,925)     (10,073)
                                                                         --------     --------

                Total Earnings                                           $ 37,853     $(10,146)
                                                                         ========     ========

Ratio of Earnings to Fixed Charges                                       $   1.00     $  (0.27)(1)
                                                                         ========     ========




(1) Due to settlement expense of $43,785, interest on settlement expense, and discontinued operations of $1,160 in the nine months ended September 30, 2001, earnings fell short of a one-to-one coverage of fixed charges by $47,297.